Code of Ethics

17 December 2008

TABLE OF CONTENTS

Introduction	3
Definitions	5
Fiduciary Duties	7
Gifts and Business Entertainment	7
Service as a Director	9
Insider Trading	9
Protecting the Confidentiality of Client Information	12
Personal Securities Transactions	13
Trading in General	13
Beneficial Ownership	13
Transactions requiring preclearance	15
> Initial Public Offerings	15
> Limited Offerings	15
Preclearance Procedures	15
Short-Term Trading Profits	16
Use of Broker-Dealers and Confirmations	16
Reporting	17
Initial & Annual Holdings Reports	17
Quarterly Transaction Reports	17
Exception to Reporting Requirements	19
Compliance	19
Certificate of Receipt and Compliance	19
Reporting Violations and Remedial Actions	19
Interpretations and Exceptions	20

Introduction

Fiduciary Duty

This Code of Ethics (the “Code”) is based on the principle that you, as a director, officer or employee of GML Capital LLP (“GML”), owe a fiduciary duty to the shareholders of the registered investment companies (the “Funds”) and other clients (together with the Funds, the “Advisory Clients”) for which GML serves as an advisor or sub-advisor. Accordingly, you must avoid activities, interests and relationships that might interfere or appear to interfere with making decisions in the best interests of our Advisory Clients.

This Code is intended to comply with the various provisions of the Investment Advisers Act of 1940 and also requires that all supervised persons comply with federal securities laws, including the Investment Advisers Act of 1940, various provisions of the Investment Company Act of 1940, as amended, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and applicable rules and regulations adopted by the Securities and Exchange Commission (“SEC”).

Pursuant to Section 206 of the Advisers Act, both GML and its employees are prohibited from engaging in fraudulent, deceptive or manipulative conduct. Compliance with this section involves more than acting with honesty and good faith alone. It means that GML has an affirmative duty of utmost good faith to act solely in the best interests of its Advisory Clients.

At all times, you must:

1.

Place the interests of our Advisory Clients first. In other words, as a fiduciary you must scrupulously avoid serving your own personal interests ahead of the interests of our Advisory Clients. You may not cause an Advisory Client to take action, or not to take action, for your personal benefit rather than the benefit of the Advisory Client. For example, you would violate this Code if you caused an Advisory Client to purchase a security you owned for the purpose of increasing the price of that security. If you are an Advisory Person (as defined below), you would also violate this Code if you made a personal investment in a security that might be an appropriate investment for an Advisory Client without first considering the security as an investment for the Advisory Client.

2.

Conduct all of your personal securities transactions in full compliance with this Code. You must not take any action in connection with your personal investments that could cause even the appearance of unfairness or impropriety. Accordingly, you must comply with the policies and procedures set forth in this Code. Doubtful situations should be resolved against your personal trading.

3.

Avoid taking inappropriate advantage of your position. The receipt of investment opportunities, gifts or gratuities from persons seeking business with GML directly or on behalf of an Advisory Client could call into question the independence of your business judgment. Accordingly, you must comply with the policies and procedures set forth in this Code under the heading FIDUCIARY DUTIES. Doubtful situations should be resolved against your personal interest.

This Code is adopted pursuant to the requirements of Rule 17j-1 under the Investment Company Act of 1940 that registered investment companies and their advisors adopt a written code of ethics, Rule 204A-1 under the Investment Advisers Act of 1940 applicable to all registered investment advisers, and Section 204A of the Investment Advisers Act of 1940 that registered investment advisors adopt procedures reasonably designed to prevent the misuse of material non-public information.

Every Access Person must read, acknowledge receipt of, and retain this Code.

Appendices

             The following appendices are attached to this Code and are a part of this Code:

I.	Form for report of initial and annual personal securities holdings.
II.	Form for quarterly report of personal securities transactions.
III.	Form for acknowledgment of receipt of this Code, and for annual certification of compliance with this Code or any amendments.
IV.	List of U.S. Mutual Funds GML sub-advises.

Compliance Officials

The Management Committee is comprised of the firm’s senior management – the two Founding Partners (Stefan Pinter and Ted Stohner) and the Chief Operating Officer/Chief Compliance Officer (Joe Vittoria). The Clearance Officers for any GML member or employee investment in either private placements or initial public offerings are Stefan Pinter and Joe Vittoria.

Questions

Questions regarding this Code should be addressed to the Chief Compliance Officer. The provisions of the Code are not all-inclusive. Rather, they are intended as a guide for employees of GML in their conduct. In those situations where an employee may be uncertain as to the intent or purpose of the Code, he/she is advised to consult with the Chief Compliance Officer, who may grant exceptions to certain provisions contained in the Code only in those situations when it is clear beyond dispute that the interests of our clients will not be adversely affected or compromised. All questions arising in connection with personal securities trading should be resolved in favor of the client even at the expense of the interests of employees.

Definitions

A.	“Access Person” or “Supervised Person” means any employee, director, officer, general partner, or Advisory Person of GML.

B.	“Advisory Client” means investment companies and other clients for which GML serves as advisor or sub-advisor.

C.

“Advisory Person” means (i) any employee of GML (or of any company in a control relationship to GML) who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of Covered Securities by an Advisory Client, or whose functions relate to the making of any recommendations with respect to the purchases or sales; and (ii) any natural person in a control relationship to GML who obtains information concerning recommendations made to an Advisory Client with regard to the purchase or sale of Covered Securities by an Advisory Client.

D.

A security is “being considered for purchase or sale” when a recommendation to purchase or sell a security has been made and communicated and, with respect to the person making the recommendation, when such person seriously considers making such a recommendation.

E.

“Beneficial Ownership” shall be interpreted in the same manner as it would be under Rule 16a-1(a)(2) of the Securities Exchange Act of 1934 (the “Exchange Act”) in determining whether a person has beneficial ownership of a security for purposes of Section 16 of the Exchange Act and the rules and regulations thereunder. In this regard, beneficial ownership will be deemed to exist if a person, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares, a direct or indirect pecuniary interest in the securities (i.e., an opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the securities). Under this definition, an indirect pecuniary interest in securities generally includes, but is not limited to, securities held by members of a person’s immediate family sharing the same household provided, however, this presumption of beneficiary ownership may be rebutted, a person’s interests in securities held in certain trusts, a general partner’s proportionate interest in the portfolio securities held by a general or limited partnership, a person’s right to receive dividends that is separated or separable from the underlying securities (otherwise a right to receive dividends alone shall not represent a pecuniary interest) and a person’s right to acquire securities through the exercise or conversion of any derivative security whether or not presently exercisable. A person will not be deemed to be the beneficial owner of portfolio securities held by a corporation or similar entity in which the person owns securities if the shareholder is not a controlling shareholder of the entity and does not have or share investment control over the entity’s portfolio. See the Section “Personal Securities Transactions — Beneficial Ownership” for a further discussion of determining Beneficial Ownership.

F.	“Control” shall have the same meaning as that set forth in Section 2(a)(9) of the 1940 Act.

G.

“Covered Security” shall mean a Security as defined in item N below (in effect, all securities) except that it shall not include direct obligations of the Government of the United States; bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; and shares issued by registered open-end investment companies (mutual funds) (except where GML is a sub-adviser).

H.

“Initial Public Offering” means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934.

I.	“Investment Company” means a company registered under the 1940 Act for which GML is an investment advisor or sub-advisor.

J.

“Investment Personnel” of GML means (i) any employee of GML (or of any company in a control relationship to GML) who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities by the Advisory Client; and (ii) any natural person who controls GML and who obtains information concerning recommendations made to the Advisory Client regarding the purchase or sale of securities by the Advisory Client.

K.

“Limited Offering” shall mean an offering that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) or Section 4(6) or pursuant to Rule 504, Rule 505 or Rule 506 under the Securities Act of 1933.

L.	“Portfolio Manager” means those employees entrusted with the authority and responsibility to make investment decisions affecting an Advisory Client.

M.	“Purchase or Sale of a Covered Security” includes, among other things, the writing of an option to purchase or sell a Covered Security.

N.

“Security” shall mean any note, stock, treasury stock, shares issued by registered open-end investment companies, exchange traded funds, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option or privilege entered into on a national securities exchange relating to foreign currency or, in general, any interest or instrument commonly known as a “security”, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any security of the foregoing.

O.

“Security held or to be acquired” by an Advisory Client means (a) any Covered Security which, within the most recent fifteen days (i) is or has been held by an Advisory Client or (ii) is being or has been considered by an Advisory Client or GML for purchase by an Advisory Client; and (b) any option to purchase or sell, and any security convertible into or exchangeable for, a Covered Security described in (a) of this item O.

Fiduciary Duties

GML and its employees are subject to the following specific fiduciary obligations when dealing with clients:

•	The duty to have a reasonable, independent basis for the investment advice provided;
•	The duty to obtain best execution for a client’s transactions where the Firm is in a position to direct brokerage transactions for the client;
•	The duty to ensure that investment advice is suitable to meeting the client’s individual objectives, needs and circumstances; and
•	A duty to be loyal to clients.

Gifts and Business Entertainment

GML and/or its employees may not accept any gift, gratuity or other thing of more than nominal value, from any person or entity that does business, or desires to do business, with GML directly or on behalf of an Advisory Client. We operate a very strict policy on the receipt or provision of any fee or commission, or non-monetary benefit, that might be seen to be an inducement that could be perceived to conflict with our duty to act in the best interest of our client and so any such items should be designed to enhance the quality of the service to our client. Accordingly:

•	We must never allow any broker or counterparty to assist financially in the resolution of any dealing error unless the error was clearly their responsibility.
•	We operate policies on the proper receipt of gifts, entertainment and other benefits and the payment of any introducer fees.

The Chief Compliance Officer must be notified of any offer, suggestion, arrangement or other matter or proposal put to you by any person whom you feel is or may be an inducement or which may be construed as such.

Gifts and Entertainment Policy

You may not accept any gift, gratuity or other thing of more than nominal value, from any person or entity that does business, or desires to do business, with GML directly or on behalf of an Advisory Client. You may accept gifts from a single giver under certain circumstances as described below, and you may attend business meals, sporting events and other entertainment events at the expense of a giver (or at your expense for another), so long as the expense is reasonable, both you and the giver are present, and the events are not excessively frequent. The acceptance of tickets to any event where the giver or you does not attend is considered a gift subject to the limit rather than a business meal or other entertainment event. Examples of events considered to be an unreasonable expense would be sporting event tickets and vacation trips. You may never accept or give cash or a cash equivalent (e.g., gift cards, gift certificates) or preferential discounts on services or products. You shall not give any gift, gratuity or other thing, or provide business entertainment, which would be construed as unreasonable in value with the intent or purpose of influencing a third party’s business relationship with GML.

Exceptions to the gift limit may be made by the Chief Compliance Officer. Employees should request exceptions for personal circumstances in which the employee has a personal relationship with a third party (such as receiving or providing personal gifts such as wedding presents or gifts for the birth of a child).

Employees of GML are prohibited from giving or providing any gift, including a personal gift, to any official of a Public Fund without the express prior approval of the Chief Compliance Officer.

•	Corporate hospitality to third parties is only allowable if it is designed to enhance the quality of the service to our clients.
•	There should be an existing relationship between GML and any third party offering or receiving a personal gift, entertainment and other form of benefit.
•	Personal gifts, entertainment and other forms of benefit from or given to third parties must be clearly reasonable in the circumstances.
•	Personal gifts and other benefits can be accepted from or provided to clients.
•	All gifts, entertainment and other forms of benefit offered or received by any one person in excess of £100 must be recorded on a Gifts Form, which should be sent to the Compliance Officer.
•	All gifts, entertainment and other form of benefit offered or received by any one person in excess of £250 must be recorded on a Gifts Form and be pre-approved by the Compliance Officer.
•	Business lunches and dinners of a reasonable nature are permitted without prior approval.
•	All goods and services received from brokers, whether paid for or not, must be pre-approved by the CCO.

Additional Labor Reporting

In addition, any gifts, any payment of money or anything of value made directly or indirectly by you to a U.S. labor organization or officer, agent, shop steward, or other representative or employee of any U.S. labor organization (including union officials serving in some capacity to a Taft-Hartley Plan) must be reported to the CCO.

All items regardless of the amount or value must be reported. Following are examples of potentially reportable items:

•	Meals	•	Hole sponsorships for golf tournaments
•	Gifts (e.g., holiday gifts)	•	Advertising at union or Taft-Hartley fund related functions
•	Travel and lodging costs	•	Sponsorship of union conferences, picnics, other events
•	Bar bills	•	Donations to union related charities or scholarship funds
•	Sporting event tickets
•	Theatre tickets	•	Conferences attended by union officials, employees, etc.
•	Clothing or equipment
•	Raffle donations	•	Receptions attended by union officials, employees, etc.
•	Retirement dinners
•	Golf	•	Donations for apprenticeship graduation dinners

Service as a Director

You may not serve on the board of directors or other governing board of a publicly traded company, unless you have received the prior written approval of the Management Committee of GML. Approval will not be given unless a determination is made that your service on the board would be consistent with the interests of our Advisory Clients. If you are permitted to serve on the board of a publicly traded company, you will be isolated from those Advisory Persons who make or participate in the investment decisions with respect to any Securities of that company, through a “Chinese Wall” or other procedures.

Insider Trading

Trading securities while in possession of material, nonpublic information, or improperly communicating that information to others may expose supervised persons and GML to stringent penalties. Criminal sanctions may include a fine of up to $1,000,000 and/or ten years imprisonment. The SEC can recover the profits gained or losses avoided through the illegal trading, impose a penalty of up to three times the illicit windfall, and/or issue an order permanently barring you from the securities industry. Finally, supervised persons and GML may be sued by investors seeking to recover damages for insider trading violations.

The rules contained in this Code apply to securities trading and information handling by supervised persons of GML and their immediate family members. The law of insider trading is unsettled and continuously developing. An individual legitimately may be uncertain about the application of the rules contained in this Code in a particular circumstance. Often, a single question can avoid disciplinary action or complex legal problems. You must notify the CCO immediately if you have any reason to believe that a violation of this Code has occurred or is about to occur.

No supervised person may trade, either personally or on behalf of others (such as investment funds and private accounts managed by GML), while in the possession of material, nonpublic information, nor may any personnel of GML communicate material, nonpublic information to others in violation of the law.

1.	What is Material Information?

Information is material where there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions. Generally, this includes any information the disclosure of which will have a substantial effect on the price of a company’s securities. No simple test exists to determine when information is material; assessments of materiality involve a highly fact-specific inquiry. For this reason, you should direct any questions about whether information is material to Joe Vittoria.

Material information often relates to a company’s results and operations, including, for example, dividend changes, earnings results, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, and extraordinary management developments.

Material information also may relate to the market for a company’s securities. Information about a significant order to purchase or sell securities may, in some contexts, be material. Prepublication information regarding reports in the financial press also may be material. For example, the United States Supreme Court upheld the criminal convictions of insider trading defendants who capitalized on prepublication information about The Wall Street Journal’s “Heard on the Street” column.

You should also be aware of the SEC’s position that the term “material nonpublic information” relates not only to issuers but also to GML’s securities recommendations and client securities holdings and transactions.

2.	What is Nonpublic Information?

Information is “public” when it has been disseminated broadly to investors in the marketplace. For example, information is public after it has become available to the general public through a public filing with the SEC or some other government agency, the Dow Jones “tape” or The Wall Street Journal or some other publication of general circulation, and after sufficient time has passed so that the information has been disseminated widely.

3.	Identifying Inside Information

Before executing any trade for yourself or others, including investment funds or private accounts managed by GML, you must determine whether you have access to material, nonpublic information. If you think that you might have access to material, nonpublic information, you should take the following steps:

	•	Report the information and proposed trade immediately to the CCO.

	•	Do not purchase or sell the securities on behalf of yourself or others, including investment funds or private accounts managed by the firm.

	•	Do not communicate the information inside or outside the firm, other than to the CCO.
	•	After the CCO has reviewed the issue, the firm will determine whether the information is material and nonpublic and, if so, what action the firm will take.

You should consult with the CCO before taking any action. This degree of caution will protect you, our clients, and the firm.

4.	Contacts with Public Companies

Contacts with public companies may represent an important part of our research efforts. The firm may make investment decisions on the basis of conclusions formed through such contacts and analysis of publicly available information. Difficult legal issues arise, however, when, in the course of these contacts, a supervised person of GML or other person subject to this Code becomes aware of material, nonpublic information. This could happen, for example, if a company’s Chief Financial Officer prematurely discloses quarterly results to an analyst, or an investor relations representative makes selective disclosure of adverse news to a handful of investors. In such situations, GML must make a judgment as to its further conduct. To protect yourself, your clients and the firm, you should contact the CCO immediately if you believe that you may have received material, nonpublic information.

5.	Tender Offers

Tender offers represent a particular concern in the law of insider trading for two reasons: First, tender offer activity often produces extraordinary gyrations in the price of the target company’s securities. Trading during this time period is more likely to attract regulatory attention (and produces a disproportionate percentage of insider trading cases). Second, the SEC has adopted a rule which expressly forbids trading and “tipping” while in the possession of material, nonpublic information regarding a tender offer received from the tender offeror, the target company or anyone acting on behalf of either. Supervised persons of GML and others subject to this Code should exercise extreme caution any time they become aware of nonpublic information relating to a tender offer.

Protecting the Confidentiality of Client Information

In the course of investment advisory activities of GML, the firm gains access to non-public information about its clients. Such information may include the status as a client, personal financial and account information, the allocation of assets in a client portfolio, the composition of investments in any client portfolio, information relating to services performed for or transactions entered into on behalf of clients, advice provided by GML to clients, and data or analyses derived from such non-public personal information (collectively referred to as “Confidential Client Information¨). All Confidential Client Information, whether relating to GML’s current or former clients, is subject to the Code’s policies and procedures. Any doubts about the confidentiality of information must be resolved in favor of confidentiality.

Non-Disclosure of Confidential Client Information

All information regarding GML’s clients is confidential. Information may only be disclosed when the disclosure is consistent with the firm’s policy and the client’s direction. GML does not share Confidential Client Information with any third parties, except in the following circumstances:

•

As necessary to provide service that the client requested or authorized, or to maintain and service the client’s account. GML will require that any financial intermediary, agent or other service provider utilized by GML (such as broker-dealers or sub-advisers) comply with substantially similar standards for non-disclosure and protection of Confidential Client Information and use the information provided by GML only for the performance of the specific service requested by GML;

•	As required by regulatory authorities or law enforcement officials who have jurisdiction over GML, or as otherwise required by any applicable law;
•	To the extent reasonably necessary to prevent fraud, unauthorized transactions or liability.

Employee Responsibilities

All supervised persons are prohibited, either during or after the termination of their employment with GML, from disclosing Confidential Client Information to any person or entity outside the firm, including family members, except under the circumstances described above. A supervised person is permitted to disclose Confidential Client Information only to such other supervised persons who need to have access to such information to deliver the GML’s services to the client.

Supervised persons are also prohibited from making unauthorized copies of any documents or files containing Confidential Client Information and, upon termination of their employment with GML, must return all such documents to GML.

Any supervised person who violates the non-disclosure policy described above will be subject to disciplinary action, including possible termination, whether or not he or she benefited from the disclosed information.

Security Of Confidential Personal Information

GML enforces the following policies and procedures to protect the security of Confidential Client Information:

•	The firm restricts access to Confidential Client Information to those supervised persons who need to know such information to provide GML’s services to clients;
•

Any supervised person who is authorized to have access to Confidential Client Information in connection with the performance of such person’s duties and responsibilities is required to keep such information in a secure compartment, file or receptacle on a daily basis as of the close of each business day;

•	All electronic or computer files containing any Confidential Client Information shall be password secured and firewall protected from access by unauthorized persons;
•

Any conversations involving Confidential Client Information, if appropriate at all, must be conducted by supervised persons in private, and care must be taken to avoid any unauthorized persons overhearing or intercepting such conversations.

•	Confidential information to be destroyed must be disposed in a manner to safeguard reasonably the confidential information.

Personal Securities Transactions

Trading in General

Access Persons may not engage, and may not permit any other person or entity to engage, in any purchase or sale of a Covered Security in which such Access Person has, or by reason of the transaction will acquire Beneficial Ownership, unless you have complied with certain procedures and reporting requirements as set forth below.

Beneficial Ownership

To determine whether a person has “Beneficial Ownership,” Access Persons are considered to have Beneficial Ownership of Securities if such Access Person, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise have or share a direct or indirect “pecuniary interest” in such Securities.

An Access Person has a pecuniary interest in the Securities if such Access Person has the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the Securities.

The following are examples of an indirect pecuniary interest in Securities:

1.

Securities held by members of an Access Person’s immediate family sharing the same household; however, this presumption may be rebutted by convincing evidence that profits derived from transactions in these Securities will not provide such Access Person with any economic benefit.

2.

Immediate family means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, and includes any adoptive relationship.

3.	Access Person’s proportionate interest as a general partner in portfolio Securities held by a general or limited partnership.

4.	Access Person’s interest as a manager-member in the Securities held by a limited liability company.

Access Persons do not have an indirect pecuniary interest in the portfolio Securities held by a corporation or similar entity in which you own securities if such Access Person is not a controlling shareholder of the entity and do not have or share investment control over the entity’s portfolio.

The following circumstances constitute Beneficial Ownership of Securities held by a trust by an Access Person:

1.

If an Access Person is a trustee of the Trust and has a pecuniary interest in any holding or transaction in the issuer’s securities held by the Trust as well as if an Access Person is trustee and members of such Access Person’s immediate family receive certain performance fees or a member of such Access Person’s immediate family is a beneficiary to the Trust.

2.

If an Access Person is a beneficiary to a Trust and such Access Person (a) shares investment control with the trustee with respect to a trust transaction, the transaction shall be attributed to such Access Person as well as the trust, (b) has investment control with respect to a trust transaction without consultation with the trustee, the transaction shall be attributed to such Access Person and (c) such Access Person shall be deemed to have pecuniary interest in the issuer’s securities held by a trust to the extent of such Access Person’s pro rata interest in the trust where the trustee does not exercise exclusive control. For instance, an Access Person who holds securities as a beneficiary of a trust over which he has investment discretion, such as a 401(k) or other participant-directed employee benefit plan, would be considered beneficial owner of securities in the plan.

3.

If an Access Person is a settlor of a trust and reserve the right to revoke the trust without the consent of another person, the trust holdings and transactions shall be attributed to you; provided, however, if the settlor does not exercise or share investment control over the issuer’s securities held by the trust, the trust holdings and transactions shall be attributed to the Trust instead of you as settlor.

Transactions Requiring Preclearance

The prior consent of a Clearance Officer (either the CCO or CEO) is required for the following transactions:

>	Initial Public Offerings

If you are an Access Person, you may not acquire Beneficial Ownership of any Securities in an initial public offering unless you have received the prior written approval of the Chief Compliance Officer.

>	Limited Offerings

If you are an Access Person, you may not acquire Beneficial Ownership of any Securities in a Limited Offering (e.g., a private placement), unless you have received the prior written approval of a Clearance Officer. Approval will not be given unless a determination is made that the investment opportunity has not been offered to you by virtue of your position.

If you have acquired Beneficial Ownership in Securities in a Limited Offering, you must disclose your investment when you play a part in any consideration of an investment by an Advisory Client in the issuer of the Securities, and any decision to make such an investment must be independently reviewed by a portfolio manager who does not have Beneficial Ownership of any Securities of the issuer. The Chief Compliance Officer must receive approval from the CEO and vice versa.

Preclearance Procedures

If a transaction requires preclearance per above, the Covered Securities may be purchased or sold only on behalf of an Access Person, directly or indirectly, if such Access Person has asked a Clearance Officer to re-clear the purchase or sale and the Clearance Officer has given the Access Person preclearance in writing or by e-mail. Preclearance will not be given unless a determination is made that the purchase or sale complies with this Code and the foregoing restrictions. All requests for preclearance shall be provided to a Clearance Officer using the PA Dealing Form attached as Exhibit 1. The Chief Compliance Officer will receive preclearance on personal trading from the CEO and vice versa.

Holding Periods

Any transactions in a U.S. Mutual Fund are subject to a 30-day holding period. This holding period is not applicable to, and will not be calculated, based on any automatic investments within a plan. The holding period is therefore designed to prevent and prohibit excessive rebalancing, reallocation and non-automatic investment transactions of such funds.

Short-Term Trading Profits

Because GML believes that investing, and not short-term trading, is the appropriate investment approach, short-term (30 days or shorter holding period) trading is discouraged. A pattern of short-term trading may result in the Management Committee withholding clearance on future trading requests.

An Access Person is considered to profit from a short-term trade if Securities of which an Access Person has Beneficial Ownership are sold for more than their purchase price, even though the Securities purchased and the Securities sold are held of record or beneficially by different persons or entities.

Restricted Lists

Due to the nature of the investments made by GML on behalf of its Clients, it is not anticipated that any GML employee will trade in any Covered Security which may also be held in Client portfolios. As such, GML has determined that it will not institute, at this time, a Restricted List, or require preclearance of transactions other than IPOs or Limited Offerings. GML reserves the right, however, to implement a Restricted List or require other preclearance procedures at any point. GML employees will be given advance notice of any GML decisions to implement a Restricted List or enhanced preclearance procedures.

Use of Broker-Dealers and Confirmations

Access Persons may not engage, and may not permit any other person or entity to engage, in any purchase or sale of a publicly-traded Covered Security of which such Access Person has, or by reason of the transaction will acquire, Beneficial Ownership, except through a registered broker-dealer or other qualified custodian. Every Access Person must direct each qualified custodian who maintains an account for Covered Securities of which such Access Person has direct or indirect Beneficial Ownership, to supply to the Chief Compliance Officer duplicate copies of confirmations of all securities transactions in the account and copies of periodic statements for the account.

Reporting

The Management Committee shall identify all Access Persons who are under the duty to complete and provide the reports described below and shall inform such persons of such duty.

The CCO will periodically review the account statements and the reports required to be made pursuant to this Reporting section. All reports and account statements received by GML shall be kept confidential except to the extent that disclosure may be required by regulatory authorities and that disclosure, on a confidential basis, may be made for an audit of compliance procedures.

Initial & Annual Holdings Reports

If you are an Access Person, you must report no later than 10 days after you become an Access Person to the CCO the following information:

a.

The title and type of security, ticker symbol or CUSIP number as appropriate, number of shares and principal amount of each Covered Security in which the Access Person had any direct or indirect Beneficial Ownership when the person became an Access Person;

b.

The name of any broker, dealer or bank with whom the Access Person maintained an account in which any Securities were held for the direct or indirect benefit of the Access Person as of the date the person became an Access Person*; and

c.	The date that the report is submitted by the Access Person.

*    Please note the report requires disclosure of the name of any broker-dealer or bank with which the Access Person has an account in which “any Securities” are held for his direct or indirect benefit and not just accounts holding Covered Securities.

The above information is updated annually. More specifically, the Access Person must submit annually thereafter a holdings report setting forth the above-specified information which must be current as of a date no more than 45 days before the report is submitted.

Quarterly Transaction Reports

Every Access Person must report to the CCO no later than 30 days after the end of the calendar quarter, the following information:

1)	With respect to any transaction during the quarter in a Covered Security in which the Access Person had any direct or indirect Beneficial Ownership:

a)

The date of the transaction, the title, ticker symbol or CUSIP as appropriate, the interest rate and maturity date (if applicable), the number of shares and the principal amount of each Covered Security involved;

b)	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

c)	The price of the Covered Security at which the transaction was effected;

d)	The name of the broker, dealer or bank with or through which the transaction was effected; and

e)	The date that the report is submitted by the Access Person.

The foregoing includes reporting securities acquired through a gift or inheritance.

2)	With respect to any account established by the Access Person in which any Securities were held during the quarter for the direct or indirect benefit of the Access Person*:

	a)	The name of the broker, dealer or bank with whom the Access Person established the account;

	b)	The date the account was established; and

	c)	The date that the report is submitted by the Access Person.

*    Please note the requirement requires the Access Person to report any account established by the Access Person during the quarter in which “any Securities” were held and not just accounts holding Covered Securities.

3)

If an Access Person instructs all broker-dealers, who hold Securities in which such Access Person has beneficial ownership, to provide duplicate broker-trade confirmations and account statements required under the above section entitled “Use of Broker-Dealers and Confirmations” to the CCO within the time period required for a Quarterly Transaction Report (i.e., within 30 days after the end of the applicable calendar quarter) and provides the information required in part b. above, then such Access Person need only represent on the Quarterly Transaction Report:

	a)	That he/she has directed all broker-dealers who hold any Securities in which such Access Person has beneficial ownership to send duplicate confirmations and account statements to the CCO;

	b)	The form of such confirmations, account statements or records provide to GML contain all the information required in a Quarterly Transaction Report; and

c)

With respect to any account established during the applicable quarter in which the Access Person has beneficial ownership in Securities, the information provided in accordance with part b. is true and accurate.

It is the obligation of each Access Person relying on part c. to ensure compliance with its requirements.

Exception to Reporting Requirements

A person need not make a report to the Compliance Officer under the Reporting Section above with respect to transactions effected for, and Covered Securities held in, any account over which the person has no direct or indirect influence or control.

Compliance

Certificate of Receipt and Compliance

You are required to acknowledge receipt of your copy of this Code and to certify upon commencement of your employment or the effective date of this Code, whichever occurs later, and annually or upon amendment of the Code thereafter, that you have read and understand this Code and recognize that you are subject to this Code. Each certificate will also state that you have complied with the requirements of this Code during the prior year, and that you have disclosed, reported, or caused to be reported all transactions during the prior year in Covered Securities of which you had or acquired Beneficial Ownership.

Reporting Violations and Remedial Actions

All supervised persons shall promptly report to their supervisor, the Chief Compliance Officer or a Member of the Management Committee all apparent violations of the Code. The Chief Compliance Officer shall promptly report to the Management Committee all material violations of the Code. When the Chief Compliance Officer finds that a violation otherwise reportable to management could not be reasonably found to have resulted in a fraud, deceit, or a manipulative practice in violation of Section 206 of the Advisers Act, he or she may, in his or her discretion, submit a written memorandum of such finding and the reasons therefore to a reporting file created for this purpose in lieu of reporting the matter to the Management Committee.

The Management Committee shall consider reports made to it hereunder and shall determine whether or not the Code has been violated and what sanctions, if any, should be imposed.

If you violate this Code, you are subject to remedial actions, to be imposed by the Management Committee of GML, which may include, but are not limited to, disgorgement of profits, imposition of a substantial fine, demotion, suspension or termination.

Interpretations and Exceptions

Any questions regarding the applicability, meaning or administration of this Code shall be referred by the person concerned in advance of any contemplated transaction to the Chief Compliance Officer. Exemptions may be granted by such person, if, in his/her judgment, the fundamental obligation of the person involved is not compromised.